Exhibit 5.2

CONSENT

In connection with the filing of PolyMet Mining Corp.'s final short form prospectus, dated May 23, 2013 and all documents incorporated by reference therein (collectively, the "Prospectus") and the registration statement on Form F-10, dated May 23, 2013, and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), we hereby consent to the use of our name in the Prospectus and the Registration Statement in the sections entitled "Enforceability of Civil Liabilities," "Legal Matters, " "Documents filed as Part of Registration Statement " and consent to our name and opinion under the headings "Certain Canadian Federal Income Tax Considerations" and "Eligibility for Investment."

/s/ Farris, Vaughan, Wills & Murphy LLP
Date: May 23, 2013